EXHIBIT 3.1

CERTIFICATE OF AMENDMENT

OF THE

CERTIFICATE OF INCORPORATION

OF

HARRISON HOLDING’S, INC.

Harrison Holding’s, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

FIRST: That the Board of Directors of the Corporation, by the unanimous written consent of its members and filed with the minutes of the Corporation, adopted a resolution proposing and declaring advisable the following amendment to the Certificate of Incorporation of the Corporation:

RESOLVED, that the Corporation shall amend its Certificate of Incorporation, by deleting the Paragraph FIRST in its entirety and inserting in its place the following:

FIRST: The name of the corporation is: Intelligent Motor Cars Group, Inc.

SECOND: That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Section 242 and Section 228 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed by Michael Magolnick, its Chief Operating Officer, and Michelle Kramish Kain, its Assistant Secretary, this 5th day of February, 2003.

Harrison Holding’s, Inc.

By: __________________________

Michael Magolnick

Chief Operating Officer

(SEAL)

ATTEST:

By: _______________________________

Michelle Kain, Assistant Secretary